Exhibit 12.1


                          ClearOne Communications, Inc.
         Statement re: Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)




                              Nine months ended              Year ended June 30
                               March 31, 2002      2001     2000     1999     1998     1997
                             ------------------- --------------------------------------------
Fixed Charges:
  Interest on debt                 $  18          $  42    $  66    $ 148    $ 240    $ 196
  Interest portion of
    rental expense                   237            316      199      154       80       74
                             ------------------- --------------------------------------------
Total fixed charges                $ 255          $ 358    $ 265    $ 302    $ 320    $ 270
                             =================== ============================================

Earnings:
  Consolidated pre-tax
    income (loss) from            $7,745         $8,844   $6,720   $3,229    $ 988    $(471)
    continuing operations
  Add back:  fixed charges           255            358      265      302      320      270
                             ------------------- --------------------------------------------
Total earnings                    $8,000         $9,202   $6,985   $3,531   $1,308    $(201)
                             =================== ============================================
Ratio of earnings to fixed
  charges                          31.4            25.7     26.4     11.7      4.1       -
Fixed charges in excess of
  earnings                           -               -        -        -        -     $(201)
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